Exhibit 99.1

Contact:

Fred Aslan, M.D.

Director of Corporate Strategy and Investor Relations

faslan@curagen.com

1-888-GENOMICS

FOR IMMEDIATE RELEASE

CuraGen Announces Private Placement of $75 Million of Convertible

Subordinated Notes

New Haven, CT, February 9, 2004 – CuraGen Corporation (NASDAQ: CRGN) today announced that it intends to offer, subject to market and other conditions, $75 million aggregate principal amount of convertible subordinated notes due 2011 in a private placement pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The notes will bear interest, and will be convertible into shares of CuraGen’s common stock at a rate and price to be determined. CuraGen intends to grant the initial purchaser of the notes an option to purchase up to an additional $15 million aggregate principal amount of the notes.

CuraGen intends to use a portion of the net proceeds of this offering to repay its existing debt. Depending on market and other conditions, from time to time, the Company may repurchase a portion of its outstanding 6.00% Convertible Subordinated Debentures in open market purchases, in privately negotiated transactions, or otherwise. In addition, the Company also may use net proceeds for working capital, general corporate purposes and potentially for future acquisitions of complementary businesses or technologies.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities. The offering is being made only to qualified institutional buyers. Any offers of the securities will be made only by means of a confidential offering memorandum. The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.